EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Ibis Technology Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of Ibis Technology Corporation of our report dated March 30, 2005, relating to the balance sheets of Ibis Technology Corporation as of December 31, 2003 and 2004, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K of Ibis Technology Corporation.

/s/ KPMG LLP

Boston, Massachusetts

May 25, 2005